Exhibit 99.1
Newark, NY – August 8, 2011 – IEC Electronics Corp. (NYSE Amex: IEC) announced its results for the third quarter of fiscal 2011 ended July 1, 2011.

For the quarter ended July 1, 2011 the Company reported revenue of $34,626,000 for the quarter, operating income of $2,623,000 (7.6% of sales) and net income of $1,333,000 or $0.13 per share.  This compares to revenue of $26,095,000, operating income of $2,268,000 (8.7% of sales) and net income of $1,238,000 or $0.13 per share for the quarter ended June 25, 2010.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of fiscal 2011 was $3,483,000 or $0.35 per share, compared to $2,555,000 or $0.27 per share for the same quarter last year.

IEC reported revenue of $98,355,000, operating income of $7,909,000 and net income of $4,129,000 or $0.42 per share for the first nine months of 2011.  This compares to revenue of $69,387,000, operating income of $5,565,000 and net income of $3,027,000 or $0.32 per share for the first nine months of fiscal 2010.

EBITDA for the nine month period ended July 1, 2011 totaled $9,925,000 or $1.00 per share, compared to $6,067,000 or $0.63 per share for the same period last year.

“This was a solid quarter for IEC, but not without its challenges.  On the positive side our organic growth was 14% as compared to the same period in fiscal 2010, which is in line with our outlook.  Our backlog continues to expand in the face of some weakening broad macro-economic news both domestically and from the Far East.  Southern California Braiding recently received a $5 million order from one of its military customers, and we continue to work on a number of exciting new programs, all of which will impact fiscal 2012,” said W. Barry Gilbert, Chairman and Chief Executive Officer.

Mr. Gilbert continued, “Nonetheless, the revenue growth and gross margin were somewhat disappointing.  Both the growth and the margin were negatively impacted by a delay in $3 million of revenue caused by unplanned downtime in certain equipment, the delay in finalizing the federal military budget, and an unusual number of customer change orders.  In addition, we experienced a shift in our product mix.  The product mix which was very favorable last quarter was equally unfavorable this quarter and impacted our gross profit.

“The long term view for Southern California Braiding’s future is bright.  Its current performance, however, has been choppy as we work our way through integration issues such as implementing new systems and  expanding communication and business process tools.  Nothing we have observed has diminished our enthusiasm about this acquisition, if anything we are more excited. All the programs we were planning have been approved in the defense appropriation budget and we are likely to receive additional awards.

“We strengthened our balance sheet.  However, we fell short of our goal of reducing our bank debt.  We believe this is a timing issue and remain confident that our bank debt will be reduced on or ahead of our internal schedule.

“We believe that we have met the challenges before us and remain most optimistic about the Company’s future prospects.  We are continually building a stronger company with immense capability for our customers, our employees and our shareholders.”

IEC will host a conference call with investors at 10:00 a.m. Eastern time today, Monday, August 8, 2011to discuss its financial results for the quarter ended July 1, 2011.  The conference call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-9210.  International callers may access the call by dialing 1-201-689-8049.  To access a live webcast of the conference call, log onto the IEC website at http://www.iec-electronics.com or http://www.InvestorCalendar.com.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415.  Callers must enter account number 286 and conference number 376007.

To access the live webcast, log onto the IEC website at http://www.iec-electronics.com.  The webcast can also be accessed at http://www.InvestorCalendar.com.  An online replay will be available shortly after the call.

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors.  The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, and precision sheet metal products. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets.  The ISO13485 certification supports the quality requirements of medical device markets.  The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard.  IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA.  Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2010 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Susan E. Topel-Samek	John Nesbett or Jennifer Belodeau
	Vice President & CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	stopel@iec-electronics.com	jbelodeau@institutionalms.com